Exhibit 99.1

Contacts:

Thomas J. Hollister	Edward J. Faneuil
Chief Operating Officer and	Executive Vice President,
Chief Financial Officer	General Counsel and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners Signs Agreement to Acquire Three Refined Products Terminals from ExxonMobil

Storage Capacity to Increase 19% to 8.1 Million Barrels
with Partnership’s Purchase of Strategic Assets in New York and Vermont

Waltham, Mass., March 19, 2007 — Global Partners LP (NYSE: GLP), one of the Northeast’s largest wholesale distributors of distillates, gasoline and residual oil to wholesalers, retailers and commercial customers, today announced that it has signed a definitive agreement, subject to regulatory approval and other customary conditions, to purchase three refined products terminals from ExxonMobil Oil Corporation.  The terminals, located in Albany and Newburgh, New York, and Burlington, Vermont, have a combined storage capacity of 1.3 million barrels of petroleum fuels.  ExxonMobil has entered into long-term throughput contracts with Global to use the terminals upon closing of the transaction.  Global Partners is filing a Form 8-K with the Securities & Exchange Commission with additional details concerning the transaction.

Global Partners expects to finance the acquisition through an expansion of its existing credit facility and the sale of $50 million Class B units. The equity will be issued at a price of $28.00 per Class B unit. Kayne Anderson MLP Investment Company and funds managed by Tortoise Capital Advisors, LLC and Fiduciary Asset Management, LLC are purchasing the Class B units in a private placement.

“This strategic acquisition enhances and expands our leading position in the Northeast and furthers our key objectives: growth, asset diversification, product diversification and margin enhancement,” said Eric Slifka, president and chief executive officer of Global Partners. “In addition to increasing our storage capacity by 19% to 8.1 million barrels, these assets are especially attractive because they provide opportunities that will enable us to generate strong returns from three operating activities — supply, throughput and marketing — across a wide range of refined products.”

The properties being acquired by Global Partners from ExxonMobil include the:

•              Albany, New York terminal, which has active storage capacity of 738,000 barrels and is supplied by ship, barge and rail.  The facility also has 683,000 barrels of storage capacity for which Global will seek permits to bring back into service.  Product distributed from this terminal includes gasoline, ultra low sulfur diesel, heating oil and ultra low sulfur kerosene.  The facility includes a petroleum contact water treatment plant and real estate expansion opportunities.

•              Newburgh, New York terminal, which has 403,000 barrels of active storage capacity for products including gasoline, ultra low sulfur diesel, heating oil and ethanol, and is supplied by barge and truck.

•              Burlington, Vermont terminal, which has active storage capacity of 153,000 barrels and is supplied by rail.  In addition, Global expects to bring several idle tanks back into service that would add approximately 93,000 barrels.  Product distributed from this terminal includes gasoline, ultra low sulfur diesel, heating oil and ultra low sulfur kerosene.

“This acquisition utilizes and builds upon our core business strengths: optimizing assets by vertically integrating supply, throughput and marketing businesses at strategically located refined products terminals — primarily waterborne — in familiar locations,” Slifka said. “The Albany facility provides large and flexible capacity, a deep-water dock, blending opportunities, a water-treatment plant and significant expansion opportunities.  The Newburgh and Burlington terminals provide Global with a large and flexible platform to serve New York’s and Vermont’s refined product markets.  In addition, the Burlington terminal is the only large gasoline storage and distribution facility in Vermont.”

The agreement between Global Partners and ExxonMobil includes a five-year throughput contract.

The acquisition is expected to close in the second quarter of 2007.  Global Partners expects the acquisition to be accretive to unitholders in the first 12 months of operation, with improving returns over time as the business potential of these strategic assets is further realized.

Conference Call

The senior management of Global Partners will discuss the partnership’s agreement with ExxonMobil in a teleconference call for analysts and investors at 11:00 a.m. ET today.

Dial-in numbers:	(800) 810-0924 (U.S. & Canada)
(913) 981-4900 (International)

Seven-day replay:	(888) 203-1112 (U.S. and Canada)
(719) 457-0820 (International)

Conference code:	2029443 (Required for replay only)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls or has access to one of the largest terminal networks of refined petroleum products in the Northeast.  The partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the Northeast.  Global Partners LP trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Safe Harbor Statement

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words.  Such statements may discuss business prospects, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP’s ability to make distributions to unitholders. These statements are not guarantees of performance.  Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release.  For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K  for the year ended December 31, 2006.  All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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